Exhibit 12.2

SOUTHERN CALIFORNIA EDISON COMPANY
RATIOS OF EARNINGS TO FIXED CHARGES
(Millions of Dollars)

						3 Months	3 Months	12 Months
						Ended	Ended	Ended
Earnings:	2007	2008	2009	2010	2011	March 31, 2011	March 31, 2012	March 31, 2012

Income from continuing operations
before tax and noncontrolling interest	$ 1,400	$ 1,246	$ 1,620	$ 1,532	$ 1,745	$ 359	$ 300	$ 1,686
Less: Income from equity investees	-	-	-	-	-	-	-	-
Income from continuing operations before income
from equity investees, tax and noncontrolling interest	1,400	1,246	1,620	1,532	1,745	359	300	1,686
Add:
Fixed charges (see below)	466	445	462	492	523	127	135	531
Amortization of capitalized interest	2	2	2	2	4	1	1	4
Distributed income of equity investees	-	-	-	-	-	-	-	-
Loss of equity investees for which charges arising from
guarantees are included in fixed charges	-	-	-	-	-	-	-	-
Subtract:
Interest capitalized	(3)	(3)	(4)	(7)	(4)	(2)	(2)	(4)
Preference security dividend requirements of
consolidated subsidiaries - pre-tax basis	-	-	-	-	-	-	-	-
Noncontrolling interest of subsidiaries that have not incurred
fixed charges - pre-tax basis	(305)	(170)	(94)	-	-	-	-	-

Earnings as adjusted	$ 1,560	$ 1,520	$ 1,986	$ 2,019	$ 2,268	$ 485	$ 434	$ 2,217

Fixed Charges (1):
Interest expenses - net of capitalized interest and AFUDC	$ 429	$ 407	$ 420	$ 429	$ 463	$ 111	$ 121	$ 473
Add: AFUDC	25	27	32	43	42	11	8	39
Interest expenses - net of capitalized interest	454	434	452	472	505	122	129	512
Interest capitalized (2)	3	3	4	7	4	2	2	4
Interest portion of rental expense (3)	9	8	6	13	14	3	4	15

Total fixed charges	$ 466	$ 445	$ 462	$ 492	$ 523	$ 127	$ 135	$ 531

Ratio	3.35	3.42	4.30	4.10	4.34	3.82	3.21	4.18

(1)						Interest expenses associated with income taxes are reflected as a component of income tax expense and are excluded from the determination of fixed charges.
(2)						Includes fixed charges associated with Nuclear Fuel and capitalized interest of fifty-percent owned partnership.
(3)						Rentals include the interest factor relating to certain significant rentals plus one-third of all remaining annual rentals, except for amounts allocated to power purchase contracts that are classified as operating leases.